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                                                                   EXHIBIT 10.26



August 19, 1994



Mr. Terry H. Linn
3130 Shillington Place
Charlotte, NC 28210


     RE:  Letter of Understanding
     ----------------------------

Dear Terry:

     The purpose of this letter is to set forth the understanding of American Medical Holdings, Inc. ("AMH") and Terry H. Linn ("Linn") regarding AMH's employment of Linn as Vice President Development of AMH. This letter supersedes and replaces the Letter of Understanding dated 4/5/93.

     1. DUTIES. Commencing no later than June 1, 1993, Linn shall become the Vice President Development (level 4 officer) of AMH, and shall play a leadership role with subsidiaries of AMH to the extent directed by the AMH Chairman and CEO, and shall perform such duties as are commensurate with a Vice President Development of similarly situated companies. It should be noted, however, that in the initial years, pursuant to discussions between Linn and the Chairman of the company, the activities shall be heavily weighted toward acquisitions.

     2. ANNUAL SALARY AND BONUS. Commencing June 1, 1993 or sooner depending on Linn's availability, Linn's annual base salary shall be $275,000 which may in the discretion of AMH's Chairman and CEO, be increased from time to time. In addition, for the year ending August 30, 1994, and subsequent years, Linn shall participate in the Incentive Compensation Program for senior executives as a Level 4 Executive.

     3. OPTIONS. Upon approval of the AMH Compensation Committee and execution of the appropriate option agreement by Linn, Linn shall be entitled to options to purchase 50,000 common shares of AMH common stock pursuant to the Non-Qualified Performance Stock Option Plan for Key Employees of American Medical Holdings, Inc. and Subsidiaries, and 50,000 common shares of AMH common stock pursuant to the Non-Qualified Employee Stock Option Plan of AMH and Subsidiaries. Such options shall vest at 20% per year on the same terms as the options granted to other AMH executives participating in these programs. The exercise price for such options shall be the average closing price for the common shares of AMH during the 20 trading days immediately following Linn's first day of employment with the company.

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Terry H. Linn
Letter of Understanding
Page 2


     4. PARTICIPATION IN OTHER PLANS. Subject to Paragraphs 2 and 3 hereof, Linn shall have the right to participate in all other employee plans and benefits currently existing or hereafter granted by AMH to its employees. Subject to Paragraph 3 hereof all waiting periods will be waived to the full extent possible unless such waiver would require AMH to waive waiting periods of other employees. Linn shall be eligible to participate in all employee compensation and benefit plans customarily available to vice presidents.

     5. SEVERANCE. In the event of the termination of Linn's employment as Vice President Development of AMH for any reason other than "cause" (as defined below), Linn shall be entitled to receive one year's compensation payable in biweekly installments (excluding incentive payment) determined on the basis of his annual salary for AMH's fiscal year then most recently commenced. In the event such termination is a result of Linn's death or mental incapacity, the severance payment shall be made to Linn's estate or personal representative.
The obligation of AMH under this Paragraph 8 shall be the only obligation of AMH and its subsidiaries for the payment of compensation (except as otherwise provided under applicable law) to Linn in the event of the termination of his employment.

     For purposes of this Letter of Understanding, Linn shall be deemed to be terminated for cause if his employment is terminated due to (i) the commission by Linn of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of AMH or its subsidiaries), (ii) a conviction of Linn (including a NOLO CONTENDERE plea) involving in the good faith judgment of the Board of Directors of AMH, fraud, dishonesty or moral turpitude, (iii) willful misconduct as an employee of AMH or a subsidiary or (iv) the willful failure of Linn to render services to AMH or a subsidiary in accordance with his employment.

     Following termination of employment, either voluntarily or involuntarily, Linn will cooperate fully with AMH, upon request, in relation to AMH's defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which occurred during Linn's prior employment by AMH. Such continuing duty of cooperation shall include making himself available to AMH, upon reasonable notice, for depositions, interviews, and appearances as a witness, and furnishing information to AMH and its legal counsel upon request. Linn's compliance with the provisions of this paragraph beyond one year from his last day of employment at AMH will not be unreasonably burdensome on him. AMH will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred such as travel, lodging, meals. Severance payments, if otherwise payable to Linn, shall terminate in the event of a failure of cooperation.

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Terry H. Linn
Letter of Understanding
Page 3


     6. NON-COMPETITION/NON-INTERFERENCE. During (a) the period of Linn's employment, (b) the period, if any, for which Linn receives severance payments from AMH or for which Linn claims entitlement to receive severance payments, AND
(c) the additional period of twelve (12) months after the last date of (a) and
(b), Linn will not compete, directly or indirectly, with AMH within a twenty-five (25) mile radius of any facility acquired by AMH during Linn's employment unless 18 months have elapsed since that acquisition. "Compete" means and includes rendering services, accepting employment, consultation, or any other business relationship with any company, association, affiliation, consortium, or other for-profit or not-for-profit organization that provides or offers health care services or contracts or agreements for health care services similar to those provided or offered by AMH. Linn also agrees that during the periods stated in (a), (b), and (c) above, Linn will not (i) directly or indirectly solicit or encourage in any manner the resignation or re-affiliation of any employee, physician, contractor, or professional health care provider or provider organization that is employed by, affiliated or associated with AMH;
(ii) directly or indirectly solicit or divert customers, patients, or business of AMH; or (iii) attempt to influence, directly or indirectly, any person or entity to cease, reduce, alter or rearrange any business relationship with AMH. Furthermore, Linn agrees to protect AMH's confidential information. All provisions of this paragraph 9 shall apply irrespective of the type or reason for termination of employment.

     7. INDEMNIFICATION. Linn shall be indemnified by AMH with respect to his service as Vice President Development of AMH to the full extent permitted under applicable law.

     8. RELOCATION. AMH will provide relocation benefits to Linn consistent with Appendix A attached hereto and incorporated by reference to this Letter of Understanding.

     9. REPRESENTATION. Linn represents and warrants to AMH that he is not bound by any contract, agreement, judgment or court order restricting his ability to serve and perform as Vice President Development of AMH.

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Terry H. Linn
Letter of Understanding
Page 4


     If the foregoing sets forth your understanding, please execute in the space provided at the bottom of this page.

                                             AMERICAN MEDICAL HOLDINGS, INC.



                                             By: /s/ Robert W. O'Leary
                                                 -------------------------------
                                                 Robert W. O'Leary



/s/ Terry H. Linn
- -----------------------------------
Terry H. Linn

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Terry H. Linn
Letter of Understanding
Page 5


                                   APPENDIX A

                               RELOCATION BENEFITS

The following enumerates the benefits to be provided in connection with the relocation of the Linn family from Charlotte, North Carolina to the metropolitan Dallas area.

1.   All reasonable moving costs for household goods.

2.   Transportation for family members.

3.   House hunting trips as necessary.

4. Reasonable temporary housing for Mr. Linn for up to one year in the Dallas area.

5.   Move-in and fix-up allowance of $35,000 to be paid to Mrs. Linn.

6.   Real estate commissions on the sale of the Charlotte property.

7.   All standard non-equity closing costs in both Charlotte and Dallas.